EXHIBIT 99.1

PRESS RELEASE March 6, 2009 7:00 A.M. ET	Contact:	Christopher Anzalone President & CEO 626-304-3400 ir@arrowres.com

Arrowhead to Transfer to The NASDAQ Capital Market

PASADENA, Calif.—Arrowhead Research Corporation (NASDAQ: ARWR) announced today that its application to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market has been approved. The transfer will be effective at the opening of business on Monday, March 9, 2009 and the Company’s common stock will continue to trade under the symbol “ARWR”.

“Our transfer to the Capital Market continues our NASDAQ listing status, allowing our investors to continue to benefit from the liquidity provided by the NASDAQ Stock Market and also maintaining our visibility to the investment community,” stated Dr. Christopher Anzalone, Arrowhead’s President and CEO. “It is an unfortunate byproduct of the current economic environment that many companies our size can no longer satisfy the requirements to maintain their NASDAQ Global Market listing, however, the transfer allows us to continue to execute on our business plan and capitalize on the market opportunity for nanotechnology.”

The NASDAQ Capital Market is a tier of the NASDAQ Stock Market for companies with a lower market capitalization requirement than the Global Market tier. It is a continuous trading market that operates in the same manner as The NASDAQ Global Market and currently lists the securities of approximately 470 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

As previously disclosed on February 11, 2009, Arrowhead received notice from the NASDAQ Stock Market that it had determined that the Company does not currently meet the minimum $10,000,000 in stockholder equity required for continued listing for NASDAQ Global Market. While the NASDAQ Stock Market has offered the Company the opportunity to submit a plan for regaining compliance with this requirement, the Company determined to proceed with a transfer of its listing to The NASDAQ Capital Market to maintain an orderly market in its common stock through the current global economic crisis. The stockholder equity requirement for The NASDAQ Capital Market is $2,500,000.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. For example, there can be no assurance that we will be able to maintain our listing on any NASDAQ market, that our financial initiatives will succeed in strengthening our balance sheet or that we will be able to continue to operate as a going concern. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss these and other important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements.

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